Exhibit 99.1

Quest Resource Reports Third Quarter 2015 Results

The Colony, Texas – November 16, 2015 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•	Generated total revenue of $43.6 million, an increase of 2.9% from the second quarter of 2015.
•	Increased total automotive, retail, and grocery industries client locations to approximately 39,000.
•	Further expanded portfolio of blue-chip clients with the addition of one of the largest chains of full service auto maintenance and repair centers with 667 locations nationwide.

Subsequent to the end of the third quarter, the Board of Directors appointed Michael Golden as Interim Chief Executive Officer. In addition, the Company also announced that Tim Semones, an industry veteran with nearly 30 years of operational experience in recycling and sustainability services, had been promoted to Chief Operating Officer from Senior Vice President of Operations.

Michael Golden, Interim Chief Executive Officer, commented, "Two weeks ago, I assumed the day-to-day leadership of Quest at the request of the board on which I have served as an independent director since 2012. Throughout my career I have implemented strategic initiatives that capitalize on a company's growth prospects, improved operational efficiency, and created sustainable long-term value for shareholders. Working together with an experienced senior leadership team, I will focus my efforts on further expanding our customer base and extracting operational efficiencies to improve our gross margins and put the Company firmly on a path to sustainable profitability. At the same time, we have already begun the search for a permanent CEO.”

“While we have work to do in order to put the Company on a path to sustained profitable growth, Quest remains strategically well-positioned in a compelling and dynamic industry,” added Mr. Golden. “During the third quarter, we broadened our client base with the addition of one of the largest nationwide chains of full service auto maintenance and repair centers. We are on schedule to begin delivering on this multi-year agreement during the fourth quarter.”

Mr. Golden continued, “Lower commodity pricing continues to overshadow the revenue growth we achieved from new clients and new locations. Excluding the effect of commodity prices, third quarter revenue grew in the low-to-mid double digits year-over-year. We continue to believe the increase in volume from new client locations in the automotive aftermarket will positively impact our commodity-related business as commodity prices rebound.”

Third Quarter Financial Results

Revenue

For the third quarter of 2015, revenue was $43.6 million, a decrease of $3.4 million, or 7.3%, compared with $47.0 million for the third quarter of 2014.

Net Loss per Share

Net loss per basic and diluted share was $(0.01) for the third quarter of 2015 compared with a net loss per basic and diluted share of $(0.05) for the third quarter of 2014.

EBITDAS

Adjusted EBITDAS was $(286,000) for the third quarter of 2015 compared with Adjusted EBITDAS of $908,000 for the third quarter of 2014. (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS".)

Nine Month Financial Results

Revenue

For the nine months ended September 30, 2015, revenue was $125.9 million, a decrease of $1.8 million, or 1.4%, compared with $127.7 million for the nine months ended September 30, 2014.

Net Loss per Share

Net loss per basic and diluted share was $(0.04) for the nine months ended September 30, 2015 compared with a net loss per basic and diluted share of $(0.08) for the nine months ended September 30, 2014.

EBITDAS

Adjusted EBITDAS was $(641,000) for the nine months ended September 30, 2015 compared with Adjusted EBITDAS of $1.8 million for the nine months ended September 30, 2014. (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS".)

Balance Sheet Summary

As of September 30, 2015, Quest had $5.1 million in cash and cash equivalents compared with $3.2 million as of December 31, 2014 and $6.7 million as of September 30, 2014. Working capital was $2.0 million as of September 30, 2015 compared with $1.3 million as of December 31, 2014.

Quest added capacity to its line of credit in July 2015 with the increase of the aggregate revolving credit commitment to $15.0 million.

For more information on Quest, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a certain non-GAAP financial measure, "Adjusted EBITDAS," is presented. From time to time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. The company believes it is useful to review, as applicable, both GAAP measures that include (i) amortization of acquired intangible assets, (ii) acquisition-related costs, (iii) debt extinguishment costs, (iv) interest expense, (v) income taxes, (vi) depreciation and amortization, (vii) stock-based compensation expense, and non-GAAP measures that exclude such information.  Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis.  This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures.  (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS".)

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses and operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials.  Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national clients to have a single point of contact for managing a variety of waste streams and recyclables. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their clients by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling. Quest provides these programs through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc.

Quest supports the efforts of companies to maximize profits and mitigate risks, while minimizing their ecological footprints. Quest’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. Quest provides clients with comprehensive sustainability programs, innovative recycling solutions, and environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief in the focus of management’s efforts to further expand the Company’s customer base and extract operational efficiencies to improve gross margins and put the Company firmly on a path to sustainable profitability; our belief that the Company remains strategically well positioned in a compelling and dynamic industry; our belief that the Company is on schedule to begin delivering on its multi-year agreement with a new client during the fourth quarter; and our belief that the increase in volume from new client locations in the automotive aftermarket will positively impact the Company’s commodity-related business as commodity prices rebound. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Rob Fink

Hayden IR

rob@haydenir.com

646.415.8972

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$43,568	$46,981	$125,907	$127,655
Cost of revenue	40,049	43,130	115,686	116,963
Gross profit	3,519	3,851	10,221	10,692
Selling, general, and administrative	4,111	3,486	11,794	9,972
Depreciation and amortization	989	957	2,940	2,862
Total operating expenses	5,100	4,443	14,734	12,834
Operating loss	(1,581)	(592)	(4,513)	(2,142)
Interest and other expense	(73)	(4,153)	(164)	(5,918)
Income tax expense	—	—	—	—
Net loss	$(1,654)	$(4,745)	$(4,677)	$(8,060)
Net loss applicable to common stockholders	$(1,654)	$(4,745)	$(4,677)	$(8,060)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.05)	$(0.04)	$(0.08)

Weighted average number of common shares outstanding:
Basic and diluted	111,715	98,000	111,673	96,832

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net loss	$(1,654)	$(4,745)	$(4,677)	$(8,060)
Depreciation and amortization	989	957	2,940	2,862
Interest and other expense	73	4,153	164	5,918
Stock-based compensation expense	306	543	932	1,124
Income tax expense	—	—	—	—
Adjusted EBITDAS	$(286)	$908	$(641)	$1,844

BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	September 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$5,054	$3,155
Accounts receivable, less allowance for doubtful accounts of $535 and $761 as of September 30, 2015 and December 31, 2014, respectively	29,786	29,632
Prepaid expenses and other current assets	1,270	684
Total current assets	36,110	33,471

Goodwill	58,337	58,337
Intangible assets, net	13,134	15,116
Property and equipment, net, and other assets	1,463	753
Total assets	$109,044	$107,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,250
Accounts payable and accrued liabilities	33,861	26,622
Deferred revenue and other current liabilities	249	282
Total current liabilities	34,110	32,154

Line of credit	3,000	—
Other long-term liabilities	106	45
Total liabilities	37,216	32,199

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 111,715 and 111,601 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	112	112
Additional paid-in capital	151,817	150,789
Accumulated deficit	(80,101)	(75,423)
Total stockholders’ equity	71,828	75,478
Total liabilities and stockholders’ equity	$109,044	$107,677

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